Exhibit 11

              Statement re: Computation of Income (Loss) per Share
                      (in thousands, except for share data)

                                                           For the six months ended     For the three months ended
                                                                   June 30,                      June 30,
                                                              1998           1997          1998           1997
                                                              ----           ----          ----           ----
Numerator:
 Net income (loss) before preferred stock dividends       $    (5,936)   $    (4,773)   $     1,849    $       224

 Preferred stock dividends                                     (1,614)            --           (807)            --
                                                          -----------    -----------    -----------    -----------

Numerator for basic EPS -  income (loss) applicable
to common shareholders                                         (7,550)        (4,773)         1,042            224

 Effect of diluted securities                                      --             --             --             --
                                                          -----------    -----------    -----------    -----------

Numerator for diluted EPS -  income (loss) applicable
to common shareholders                                    $    (7,550)        (4,773)         1,042            224
                                                          ===========    ===========    ===========    ===========

Denominator:
     Denominator for basics EPS - weighted average shares  10,611,431     10,409,315     10,662,191     10,447,698

Effect of dilutive securities                                      --             --        301,482        319,383
                                                          -----------    -----------    -----------    -----------
     Denominator for diluted EPS - adjusted
     weighted average shares                               10,611,431     10,409,315     10,963,673     10,767,081
                                                          ===========    ===========    ===========    ===========

Basic income (loss) per share                             $     (0.71)   $     (0.46)   $      0.10    $      0.02
                                                          ===========    ===========    ===========    ===========

Diluted income (loss) per share                           $     (0.71)   $     (0.46)   $      0.10    $      0.02
                                                          ===========    ===========    ===========    ===========